                                                                  EXHIBIT 99-3




                           THE DETROIT EDISON COMPANY

                           IRREVOCABLE GRANTOR TRUST

                                    FOR THE

                             DETROIT EDISON COMPANY

                      MANAGEMENT SUPPLEMENTAL BENEFIT PLAN





                       AS RESTATED AS OF JANUARY 1, 1996

                           THE DETROIT EDISON COMPANY

                           IRREVOCABLE GRANTOR TRUST

                                    FOR THE

                             DETROIT EDISON COMPANY

                      MANAGEMENT SUPPLEMENTAL BENEFIT PLAN

                               TABLE OF CONTENTS

I.                   DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                     -----------

1.1      Beneficiary    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.2      Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.3      Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
1.4      Company        . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.5      Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.6      Reserved       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.7      Excess Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.8      Funding Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.9      General Creditors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.10     Reserved       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.11     Insolvent      . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
1.12     Investment Manager . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.13     IRC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.14     Participant    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.15     Reserved       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.16     Plan Administrator . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.17     Potential Change of Control  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
1.18     Potential Change of Control Period . . . . . . . . . . . . . . . . . . . . . . . . . .   6
1.19     Reserved       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.20     Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7


1.21     Trust Fund     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.22     Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
1.23     Valuation Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

II.                  ESTABLISHMENT OF THE TRUST   . . . . . . . . . . . . . . . . . . . . . . .   7
                     --------------------------

2.1      Trust  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.2      Description of Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
2.3      Irrevocability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
2.4      Acceptance by the Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

III.                 CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                     -------------

3.1      Calculations of Funding Amount . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.2      Contributions as of Each Valuation Date  . . . . . . . . . . . . . . . . . . . . . . .   9
3.3      Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
3.4      No Dilution of Trust . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
3.5      Collection . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

IV.                  ACCOUNTING AND ADMINISTRATION  . . . . . . . . . . . . . . . . . . . . . .   11
                     -----------------------------

4.1      Trustee Recordkeeping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
4.2      Company Recordkeeping  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
4.3      Periodic Accounting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
4.4      Administrative Powers of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

V.                   INVESTMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
                     -----------

5.1      Generally  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
5.2      Investment Powers of Trustee . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
5.3      Investment Managers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
5.4      Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
5.5      Single Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

VI.                  PAYMENTS FROM THE TRUST  . . . . . . . . . . . . . . . . . . . . . . . . .   20
                     -----------------------

6.1      Obligation of Trustee to Make Payments
         to Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20


6.2      Obligation of the Company to Make Payments to Participants . . . . . . . . . . . . . .   21
6.3      Distributions to Participants  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
6.4      Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
6.5      Insufficient Trust Fund Assets . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
6.6      Payment of Excess Assets to Company  . . . . . . . . . . . . . . . . . . . . . . . . .   22
6.7      Company to Pay Withholding and Employment Taxes  . . . . . . . . . . . . . . . . . . .   22
6.8      Payment in Reversion to Company  . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
6.9      Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23

VII.                 PAYMENTS ON INSOLVENCY OF THE COMPANY  . . . . . . . . . . . . . . . . . .   23
                     -------------------------------------

7.1        No Security Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.2        Determination of Insolvency  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   23
7.3        Payments When Company Is Insolvent . . . . . . . . . . . . . . . . . . . . . . . . .   24
7.4        Resumption of Duties after Insolvency  . . . . . . . . . . . . . . . . . . . . . . .   25
7.5        Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   25

VIII.                RESIGNATION OR REMOVAL OF TRUSTEE  . . . . . . . . . . . . . . . . . . . .   26
                     ---------------------------------

8.1        Resignation or Removal of Trustee  . . . . . . . . . . . . . . . . . . . . . . . . .   26
8.2        Successor Trustee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   26
8.3        Duties of Retiring and Successor Trustees  . . . . . . . . . . . . . . . . . . . . .   27
8.4        Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27

IX.                  AMENDMENT AND TERMINATION OF TRUST   . . . . . . . . . . . . . . . . . . .   27
                     ----------------------------------

9.1        Amendment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   27
9.2        Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
9.3        Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

X.                   GENERAL PROVISIONS   . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
                     ------------------

10.1       Coordination with Plan . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28
10.2       Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.3       Trustee's Action Conclusive  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.4       No Guarantee or Responsibility . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.5       Liabilities Mutually Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . .   29
10.6       Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   29


10.7       Expenses and Compensation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
10.8       Reserved . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
10.9       Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
10.10      Antiassignment Clause  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.11      True and Correct Document  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.12      Waiver of Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.13      Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.14      Gender and Number  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.15      Successors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.16      Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31
10.17      Applicable Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

EXHIBIT A            THE DETROIT EDISON COMPANY
                     IRREVOCABLE GRANTOR TRUST FOR THE DETROIT
                     EDISON COMPANY MANAGEMENT SUPPLEMENTAL
                     BENEFIT PLAN

EXHIBIT B            THE DETROIT EDISON COMPANY
                     IRREVOCABLE GRANTOR TRUST FOR THE DETROIT
                     EDISON COMPANY MANAGEMENT SUPPLEMENTAL
                     BENEFIT PLAN

                     PARTICIPANTS (as defined in the Trust)

                           THE DETROIT EDISON COMPANY

                           IRREVOCABLE GRANTOR TRUST

                         FOR THE DETROIT EDISON COMPANY

                      MANAGEMENT SUPPLEMENTAL BENEFIT PLAN


     THIS TRUST AGREEMENT is made this 17th day of July, 1995, as restated in its entirety effective January 1, 1996, by and between The Detroit Edison Company, a Michigan corporation, and The Northern Trust Company, an Illinois corporation, of Chicago, Illinois ("Trustee"), and any successor provided for in the Trust hereby evidenced, as Trustee.

WITNESSETH THAT:

     WHEREAS, the Company has established and maintains the Management Supplemental Benefit Plan ("Plan"), an unfunded benefit plan, a copy of which is attached hereto as Exhibit A, for the benefit of certain Company Executives listed on Exhibit B hereto, which Exhibits may be amended from time to time by the Company prior to a potential Change of Control and/or Change of Control, and without the Trustee's consent; and

     WHEREAS, the Company has incurred and expects to continue to incur liabilities pursuant to the terms of the Plan, and wishes to establish an irrevocable trust by placing assets in trust, subject to the claims of the Company's creditors in the event the Company becomes Insolvent, to pay benefits under the Plan or to be applied as otherwise provided for herein; and

     WHEREAS, it is the intention of the Company that amounts transferred to the Trust and the earnings thereon shall be used by the Trustee, subject to the claims of the Company's creditors in the event the Company becomes Insolvent, to satisfy the liabilities of the Company in accordance with the provisions hereof; and, upon satisfaction of all liabilities of the Company with respect to all Participants (and their Beneficiaries, if applicable), the assets, if any, remaining in the Trust shall revert to the Company; and

     WHEREAS, the Company intends that the existence of the Trust shall not alter the characteristics of the Plan as an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management and/or highly-compensated employees, and shall not be construed to provide income for federal income tax purposes to a Participant (or his or her Beneficiary) prior to the actual payment of benefits under the Plans; and

     WHEREAS, the Trustee has agreed to serve as trustee of such trust;

NOW, THEREFORE, in consideration of the mutual undertakings of the Company and the Trustee, the parties do hereby establish the Trust, and agree that the Trust shall be comprised, held, and disposed of as follows:

I.   DEFINITIONS   Unless the context requires otherwise, definitions as used herein shall have the same meaning as in the Plan when applied to said Plan.

     1.1 "Beneficiary" means the beneficiary designated as provided in the Plan as set forth in Exhibit A.

     1.2 "Board of Directors" means the Company's Board of Directors, as constituted from time to time.

     1.3 "Change of Control" means the occurrence of any of the following events:

     (a) a change of control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Act of 1934, as amended (the "Exchange Act"), or any successor provisions, whether or not the Company is then subject to such reporting requirement; or

     (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of the Board of Directors (the "Base Capital Stock"); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

     (c) a change in the composition of the Company's Board of Directors, as a result of which fewer than two-thirds of the incumbent directors are directors who either

          (1) had been directors of the Company 24 months prior to such change, or

          (2) were elected, or nominated for election, to the Company's Board of Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company 24 months prior to such change and who were still in office at the time of the election or nomination; or

     (d)  there shall be consummated

          (1) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's common stock would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of the Company's common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or

          (2) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or

          (3) the stockholders of the Company approve a plan or proposal for the liquidation or dissolution of the Company.

Notwithstanding the foregoing provisions of this Section 1.3 a "Change of Control" shall not be deemed to have occurred by reason of the corporate reorganization (the "Reorganization") of the Company implemented pursuant to the resolution adopted by the Board of Directors of the Company on December 5, 1994 (as such resolution may be amended or supplemented from time to time), whereby it is proposed that a corporation will become the parent holding company of the Company.

The Company shall promptly notify the Trustee of a Change of Control and the Trustee may conclusively rely upon such notice and shall have no duty to independently determine whether a Change of Control has occurred.

     1.4 "Company" means The Detroit Edison Company, a Michigan corporation, its successors and assigns.

     1.5  "Effective Date" means July 17, 1995.

     1.6  Reserved.

     1.7 "Excess Assets" means assets of the Trust in excess of one hundred and twenty-five per cent (125%) of the Funding Amount.

     1.8 "Funding Amount" means the actual benefit obligation on the books of the Company as of the most recent Valuation Date, certified by the Company to the Trustee, which shall be the amount necessary to ensure that the assets of the Trust Fund would, as of the most recent Valuation Date, have been sufficient to satisfy the Company's obligations due to each respective Participant under the Plan. Upon any Potential Change of Control and during any Potential Change of Control Period, "Funding Amount" means one hundred and twenty per cent (120%) of the actual benefit obligation on the books of the Company as of the most recent Valuation Date, as certified by the Company to the Trustee, which shall be the amount necessary to ensure that the assets of the Trust Fund would, as of the most recent Valuation Date, have been sufficient to satisfy the Company's obligations due to each respective Participant under the Plan. The Company's obligations to each respective Participant under the Plan shall be limited to benefits attributable to service rendered by the Participant to the Company.

     1.9 "General Creditors" means the unsecured general creditors of the Company, including the Participants.

     1.10 Reserved.

     1.11 "Insolvent" and "Insolvency" mean that the Company

          (a)  is unable to pay its debts as they become due; or

           (b) is subject to a pending proceeding as a debtor under the Bankruptcy Code.

     1.12 "Investment Manager" means the investment manager(s) appointed by the Company in the manner provided in Section 5.3 to direct the investment of any part or all of the assets of the Trust Fund in accordance with Article V.

     1.13  "IRC" means the Internal Revenue Code of 1986, as amended.

     1.14 "Participant" means an individual listed on Exhibit B attached hereto who

     (a) is a Participant in the Plan because of services rendered to the Company; or

     (b) would be a Participant in the Plan because of services rendered to the Company but is not due to age, years of service or active employment.

The Company agrees to list all Participants on Exhibit B attached hereto. Except after a Change of Control as provided in Section 3.4, the Company may add or delete Participants by delivering a new Exhibit B to the Trustee.

     1.15  Reserved.

     1.16 "Plan Administrator" means the party designated under the Plan as responsible for the management, operation, and administration of the Plan.

     1.17 "Potential Change of Control" means the date of the earliest occurrence of any of the following events:

          (a) the Company enters into an agreement, the consummation of which would result in the occurrence of a Change of Control of the Company; or

          (b) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company or an employee benefit plan maintained by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 9.5% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of the Board of

     Directors (the "Base Capital Stock"); provided, however, that any change in the relative beneficial ownership of securities of any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person's ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person's beneficial ownership of any securities of the Company; or

          (c) the public announcement by any individual or entity, other than the Company, that such individual or entity intends to take or to consider taking actions which, if consummated, would constitute a Change of Control of the Company; or

          (d) the public announcement of any merger, acquisition, consolidation, or reorganization of the Company in which the Company is not the continuing or surviving corporation, or pursuant to which shares of the Company's common stock would be converted into cash, securities, or other property, other than a transaction in which the holders of the Company's common stock immediately prior to the merger, acquisition, consolidation, or reorganization have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, acquisition, consolidation, or reorganization, including, but not limited to, the creation of a parent entity to oversee the Company; or

          (e) the public announcement of the sale or other transfer of substantially all of the assets of the Company to any third party; or

          (f) the Board of Directors of the Company adopts a resolution to the effect that a Potential Change of Control of the Company has occurred for purposes of this Trust.

Notwithstanding the foregoing provisions of this Section 1.17, a "Potential Change of Control" shall not be deemed to have occurred by reason of the Reorganization (as defined in Section 1.3).

     1.18 "Potential Change of Control Period" means the one (1) year period immediately following the date of a Potential Change of Control. If a subsequent Potential Change of Control occurs during any Potential Change of Control Period, the Potential Change of Control Period shall end one (1) year following the date of the most recent Potential Change of Control.

          The Company shall promptly notify the Trustee of a Potential Change of Control and the Trustee may conclusively rely upon such notice and shall have no duty to independently determine whether a Potential Change of Control has occurred.

     1.19  Reserved.

     1.20 "Trust" means the irrevocable trust established pursuant to this Trust Agreement and all of the terms and conditions of this Trust Agreement, which is intended to constitute a grantor trust under IRC Section Section 671 et seq.

     1.21 "Trust Fund" means all moneys, securities, and other property held by the Trustee, any custodian, or any insurance company under this Trust.

     1.22 "Trustee" shall mean the trustee named herein, and any successor trustee appointed pursuant to Article VIII.

     1.23 "Valuation Date" means the day in each calendar year which is the last day of the Company's fiscal year in each year, and such other times as the Company may determine. Each of (a) any date of a Potential Change of Control, (b) the date of a Change of Control, (c) the effective date of a Trustee's resignation or removal, and (d) the date of termination of the Trust shall also be a Valuation Date if any such date occurs other than on the last business day of the Company's fiscal Year. The first Valuation Date shall be December 31, 1994.

II.  ESTABLISHMENT OF THE TRUST

     2.1 Trust. The Company hereby establishes the Trust with the Trustee, which Trust shall consist of such sums of money and other property acceptable to the Trustee as from time to time have been and shall be paid or delivered by the Company to the Trustee as provided herein. All such money and other property, all investments and reinvestments made therewith, or the proceeds thereof, and all investment earnings and profits thereon, less all payments and charges as authorized herein, shall constitute the Trust Fund. The Trust Fund shall be held in trust by the Trustee, and shall be dealt with in accordance with the provisions of this Trust.

     2.2   Description of Trust. The Company represents and agrees that:

          (a)  the Trust is intended to be a grantor trust under IRC Section
     Section 671-678, and shall be construed accordingly. The Company intends and agrees that it is the "owner" or grantor of the Trust in its entirety, as that term is defined in subpart E, part I, subchapter J, chapter 1, subtitle A of the IRC and that, for income tax purposes, all income, deductions, and credits of the Trust Fund belong to it as owner, and will be included on its income tax or other required tax returns, and any income tax determined to be payable as a result thereof will be the sole obligation of, and will be paid by, the Company;

          (b) a true and correct copy of the Plan, as in effect on the Effective Date hereof, is attached hereto as Exhibit A. The Company shall file with the Trustee, promptly upon its adoption, a true and correct copy of each amendment to the Plan;

          (c) the Trust Fund is to be used to satisfy the legal obligations of the Company to Participants under the Plan as provided herein, subject to the claims of General Creditors in the event of Insolvency, and the balance of the Trust Fund, if any, remaining after payment of the Company's obligation to Participants under the Plan will revert to the Company in accordance with the Trust;

          (d) contributions by the Company to the Trust which are made coincident with and subsequent to the Effective Date shall be in amounts determined under Article III hereof. The Company agrees to fund the Trust as provided therein;

          (e) the principal of the Trust, and any earnings thereon shall be held by the Trustee separate and apart from other funds of Company, and shall be used exclusively for the uses and purposes as herein set forth;

          (f) the Trust established under this agreement does not fund and is not intended to fund the Plan, or any other employee benefit plan or program of the Company. Neither the establishment of the Trust, nor the payment or delivery of assets to the Trustee shall vest any Participant in any right, title, or interest in or to any assets of the Trust Fund;

          (g) participants shall have no preferred claim on, or any beneficial ownership interest in, assets of the Trust. To the extent that any Participant acquires the right to receive payment(s) under the Plan, any such right shall be mere unsecured contractual rights of Participants against the Company, and such Participants (or their Beneficiary(ies)) shall have only the unsecured promise of the Company that such payment(s) will be made. Any assets held by the Trust will be subject to the claims of General Creditors under federal and state law in the event of Insolvency, as defined herein, with no preference whatsoever given to claims of employees over claims of other unsecured creditors of the Company; and

          (h) to the extent the Plan is covered by ERISA, the Plan is a plan for a select group of management or highly compensated employees, and as such are exempt from the application of ERISA except for the disclosure requirements applicable to such plan, for which the Company bears full responsibility as to compliance. The Company further represents that the Plan is not qualified under IRC Section 401 and therefore, is not subject to any IRC requirements applicable to tax-qualified plans.

     2.3 Irrevocability. Except as provided in Article 9 and this Section 2.3, the Trust shall be irrevocable from the effective date, and the assets of the Trust Fund shall be held in accordance with the provisions hereof for the exclusive purpose of providing for the payment of the Company's obligations to pay benefits to Participants under the Plan and to satisfy the claims of General Creditors in the event of Insolvency, and defraying the expenses of the Trust. Except as provided in Section 6.6 and Section 6.8 and in the event of Insolvency, no part of the income or corpus of the Trust Fund shall be recoverable by or for the benefit of the Company.

     2.4 Acceptance by the Trustee. The Trustee accepts the Trust established under this Trust Agreement on the terms and subject to the provisions set forth herein, and agrees to discharge and perform fully and faithfully all of the duties and obligations imposed upon it under this Trust.

III.      CONTRIBUTIONS

     3.1 Calculations of Funding Amount. By September 30, 1995, the Company shall contribute to the Trust the Funding Amount as determined on the first Valuation Date. As of each Valuation Date, and until the entire Trust Fund has been distributed, the Company (or, after a Change of Control, the Company's independent public accountants) shall recalculate the Funding Amounts.

     3.2 Contributions as of Each Valuation Date. During the life of the Trust but no later than September 30 of each year, commencing no later than September 30, 1996, the Company shall contribute to the Trust such amount as is necessary to make trust assets equal the Funding Amount as of the previous Valuation Date. The Plan Administrator or its delegate (or, after a Change of Control, the Company's independent public accountants) shall provide the Trustee with written notice of the amount of the necessary contribution on or before the date such contribution is due to the Trust. Any such payments to the Trustee do not discharge or release the Company of its obligation under the Plan or Section 6.2 to pay benefits to Participants under the Plan, and shall at all times be subject to the provisions of Article VII.

     3.3  Reserved.

     3.4 No Dilution of Trust. After a Change of Control, the Exhibit B in effect on the date of a Change of Control shall not be amended to include a Participant not named in the Exhibit B in effect on the date of a Change of Control, unless pursuant to the requirements of this Section 3.4, at the time of delivery to the Trustee of a proposed amended Exhibit B (the "Delivery Date"), the Company shall deliver to the Trustee a determination by the Company's independent public accountants as of the Delivery Date of the proposed amended Exhibit B of the Funding Amount calculated based on the Participants named in the Exhibit B in effect on the Date of the Change of Control and any new or additional Participants named in the proposed amended Exhibit B (the "New Funding Amount") and (b), assets in an amount necessary to make the trust assets equal the New Funding Amount. If the Trustee determines that assets of the Trust Fund, including such assets as are delivered by the Company on the Delivery Date, equal or exceed the New Funding Amount, the Trustee shall accept the amended Exhibit B. Any amended Exhibit B so accepted shall be deemed incorporated with the same effect as if otherwise included herein. Unless an Exhibit B amended after a Change of Control is accepted by the Trustee as provided in this Section, the Trustee shall have no liability, responsibility, or obligation with respect to a Participant named in any amended Exhibit B unless such Participant is named in the Exhibit B then in effect on the date of a Change of Control.

     3.5 Collection. In the event the Company fails to pay over to the Trustee within one hundred and twenty (120) days of notice and demand from the Trustee (or, upon the occurrence of a Potential Change of Control or a Change of Control, within seven (7) days of notice and demand from the Trustee), any amount determined to be payable by the Company to the Trustee under Sections 3.2, 6.5 or 7.4(a) of the Trust, the Trustee may commence legal action, (which is expressly deemed to include without limitation an alternate dispute resolution proceeding), to compel the Company to pay to the Trustee any amount determined to be payable to it under the Trust. The Trustee may bring such action against the Company in any court of competent jurisdiction, and shall be entitled to recover for the benefit of the Trust from the Company such amount, plus interest for each day at the rate of interest per annum of five (5) percentage points in excess of the prime lending rate as announced by NBD Bank, from the due date specified in the Trustee's notice and demand (or the date(s) from which pro rata payments were made, if such action is brought by the Trustee pursuant to Section 6.5 hereof) to the date of payment, plus all costs of collection, including reasonable attorneys fees and costs of litigation. The Trustee is authorized to bring action to compel payment by the Company, and, in connection with reasonable claims for delinquent contributions by the Company, to retain, at the expense of the Company, counsel and other appropriate experts, including actuaries and accountants, to aid it in pursuing litigation for collection against the Company. The Trustee's anticipated reasonable costs and expenses incurred pursuant to this Section 3.5 are payable by the Company in advance; and should the Company not make timely payment, the Trustee may charge the Trust Fund for such reasonably anticipated costs and expenses. The Trustee shall in no event be required to advance or expend its own funds in order to comply with the provisions of this Section 3.5.

IV.  ACCOUNTING AND ADMINISTRATION

     4.1 Trustee Recordkeeping. The Trustee shall keep or cause to be kept accurate and detailed records of any investments, receipts, disbursements, and all other transactions required to be made by the Trustee hereunder, in accordance with such rules as may be established by the Company, including such specific records as shall be agreed upon in writing between the Company and the Trustee. All accounts, books, and records relating thereto shall be open to inspection and audit at all reasonable times by any person designated by the Company. All such accounts, books, and records shall be preserved (in original form, or on microfilm, magnetic tape, or any other similar process) for such period as the Company may determine, and the Trustee may only destroy such accounts, books, and records after first notifying the Company in writing of its intention to so, and transferring to the Company any of such accounts, books, and records requested by the Company.

     4.2 Company Recordkeeping. The Company shall keep full, accurate, and detailed books and records with respect to the Participants and benefits paid and payable under the Plan, which records shall be made available to the Trustee at its request.

     4.3 Periodic Accounting. Within sixty (60) days following a Valuation Date, the Trustee shall deliver to Company a written accounting, dated as of the Valuation Date, of its administration of the Trust Fund during such year or during the period from the most recent Valuation Date to the date of such current Valuation Date, which accounting shall be in accordance with the following provisions:

          (a) Such accounting shall set forth all investments, receipts, disbursements, and other transactions effected the by Trust Fund during the preceding year, or during the period from the most recent Valuation Date to the date of such current Valuation Date, including a description of all securities and investments purchased and sold, with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities or other property held in the Trust Fund, less liabilities known to the Trustee (other than liabilities to Participants entitled to benefits under the Plans) at the end of such year or other period, as the case may be. In making a valuation, all cash, securities or other property held in the Trust Fund shall be valued at their then fair market value, and shall be in a format as may be established by the Company. A copy of each accounting so delivered to the Company shall be open to inspection at the office of the Trustee during normal business hours.

          (b) If within ninety (90) days after the filing of such written accounting, the Company has not delivered to the Trustee notice of any objection to any act or transaction of the Trustee, the initial accounting shall become an account stated as between the Trustee and the Company. If any objection has been delivered to the Trustee by the Company, and if the Company is satisfied that it should be withdrawn, the Company shall signify its approval of the accounting in writing filed with the Trustee, and the accounting shall become an account stated as between the Trustee and the Company. If the accounting is adjusted following an objection thereto, the Trustee shall file and deliver the adjusted accounting to the Company. If within fifteen (15) days after such filing of an adjusted accounting, the Company has not delivered to the Trustee notice of any objection to the transactions as so adjusted, the adjusted accounting shall become an account stated as between the Trustee and the Company.

          (c) Unless an accounting is fraudulent, when it becomes an account stated, it shall be finally settled, and the Trustee shall, to the extent permitted by applicable law, be forever released and discharged from all liability and accountability with respect to the propriety of its acts and transactions shown in such accounting.

     4.4 Administrative Powers of Trustee. Except to the extent that authority with respect to the administration of the Trust has been allocated to others in accordance with this Trust, and subject to Article V, the Trustee shall have exclusive authority and discretion to manage and administer the Trust. The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of like character and with like aims, provided, however, that Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by Company which is contemplated by, and in conformity with, the terms of the Trustee's responsibilities under this Trust, and is given in writing by Company. The responsibility for maintenance of individual benefit records shall be retained by the Company, and may be delegated to such person or entity as the Company may employ from time to time. Except as otherwise provided herein, the Trustee shall have, without exclusion, all powers conferred on trustees by law and, without limiting the foregoing, shall have the following administrative powers, rights, and duties in addition to those provided elsewhere in this Trust:

          (a) to manage, sell, insure, and otherwise deal with all assets held by the Trustee on such terms and conditions as the Trustee shall decide; provided however, that if the Company delivers written instructions to the Trustee, the Trustee shall follow such instructions;

          (b) when directed by the Company or requested by a Participant pursuant to Article VI, to make payments from the Trust Fund to Participants and, when required by Article VII, to make payments from the Trust Fund to General Creditors entitled to payments thereunder;

          (c) except as provided in Article VI and Article VII, to waive, modify, reduce, compromise, release, contest, submit to arbitration, or settle or extend the time of payment of any claims, debts, damages, or demands of any nature in favor of or against the Trustee or all or any part of the Trust Fund;

          (d) to retain any disputed property until an appropriate final adjudication or release is obtained, and to represent the Trust in, or commence or defend, any litigation the Trustee considers in its discretion necessary in connection with the Trust Fund;

          (e) to withhold, if the Company so directs, all or any part of any payment required to be made hereunder as may be necessary and proper to protect the Trustee or the Trust Fund against any liability or claim on account of any estate, inheritance, income or other tax or assessment attributable to any amount payable hereunder, and to discharge any such liability with any part or all of such payment so withheld in accordance with Section 6.7;

          (f) to maintain records reflecting all receipts and payments under this Trust and such other records as the Company may specify and to which the Trustee agrees, which records may be audited from time to time by the Company or anyone named by the Company; and to furnish a written accounting to the Company as of each Valuation Date, as provided in
     Section 4.3;

          (g) if an insurance policy is held as an asset of the Trust, Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy from a different form) other than to a successor Trustee, or to loan to any person the proceeds of any borrowing against such policy. Notwithstanding the preceding sentence, the Trustee may loan to the Company the proceeds of any borrowing against an insurance policy held as an asset of the Trust;

          (h) to furnish the Company with such information for tax or other purposes which the Company may reasonably request and which the Trustee may not unreasonably withhold;

          (i) to employ accountants, advisors, agents, legal counsel (who, except following a Change of Control, may be legal counsel to the Company and who are not in the Company's reasonable judgment deemed to have a conflict of interest), consultants, custodians, depositories, experts and other providers of services, to consult with them with respect to the implementation and construction of this Trust, the duties of the Trustee hereunder, the transactions contemplated by this Trust, or any act which the Trustee proposes to take or omit, and to rely upon the advice of and services performed by such persons; to delegate discretionary powers to such persons and to reasonably rely upon information and advice furnished by such persons; provided that each such delegation and the acceptance thereof by each such person shall be in writing; and provided further that the Trustee may not delegate its responsibilities as to the management or control of the assets of the Trust Fund;

          (j) to determine whether the Company is Insolvent, and to hold assets of the Trust Fund for the benefit of General Creditors in the event of Insolvency, as provided in Article VII hereof;

          (k) to make payments to Participants, including after a Change of Control, as provided in Article VI hereof;

          (l) to perform all other acts which in the Trustee's judgment are appropriate for the proper protection, management, investment, and distribution of the Trust Fund, and to carry out the purposes of the Trust.

V.   INVESTMENTS

     5.1 Generally. With respect to assets for which the Trustee has investment responsibility, the Trustee shall invest and reinvest the principal and income of the Trust Fund and keep the Trust Fund invested, without distinction between principal and income, in accordance with the written investment guidelines established by the Company and provided to the Trustee by the Company. If no such written investment guidelines are received by the Trustee, the assets of the Trust Fund shall be invested in such investments as determined by the Trustee in accordance with the powers contained herein.

     5.2 Investment Powers of Trustee. Except to the extent that authority with respect to the management of all or a portion of the Trust Fund has been allocated to others in accordance with this Trust, the Trustee shall have exclusive authority and discretion to manage and control the Trust Fund, subject only to broad investment guidelines the Company may establish from time to time. The authority to assume responsibility for investment of assets of the Trust Fund has been retained by the Company, and the authority to hold assets of the Trust Fund may be allocated to one or more custodians or insurance companies. Except as otherwise provided herein, the Trustee shall have, without exclusion, all powers conferred on trustees by applicable law and, without limiting the foregoing, shall have the following powers, rights, and duties in addition to those provided elsewhere in this Trust:

          (a) to invest and reinvest in any property wherever situated, whether real, personal, mixed, foreign or domestic, including common and preferred stocks, bonds, notes, and debentures (including convertible stocks and securities, but not including any stock, securities, or debt instruments of the Company

     [unless held in a collective or commingled fund and such Company securities comprise 5% or less of the assets of such fund]), leaseholds, mortgages (including, without limitation, any collective or part interest in any bond and mortgage or note and mortgage), certificates of deposit, life insurance contracts, guaranteed investment contracts, and guaranteed annuity contract, all regardless of diversification and without being limited to investments authorized by law for the investment of trust funds;

          (b) to invest and reinvest, without distinction between principal and income, in contracts for future delivery of United States Treasury Bills, other financial instruments, or indices based on any group of securities, and in options to buy or sell indices based on any group of securities or any kind of evidences of ownership or indebtedness, including financial instruments or futures contracts relating thereto;

          (c) to invest and reinvest part or all of the Trust Fund in any deposit accounts, deposit administration fund maintained by a legal reserve life insurance company in accordance with an agreement between the Trustee and such insurance company, a group annuity contract or life insurance policies issued by such insurance company to the Trustee as contract holder, any interest bearing deposits held by any financial institution having total capital and surplus of at least Fifty Million Dollars ($50,000,000), investments in any stocks, bonds, debentures, mutual fund shares, notes, commercial paper, treasury bills, and any mutual, common, commingled or collective trust funds or pooled investment funds, and to diversify such investments so as to minimize the risk of losses;

          (d) to commingle assets of the Trust Fund, for investment purposes only, with assets of any common, collective, or commingled trust fund which has been or may hereafter be established and maintained by the Trustee, or by any other financial institution; provided that to the extent that any part or all of the assets of the Trust Fund for which the Trustee has investment responsibility are invested in any such common, collective or commingled trust fund or pooled investment fund which is maintained by a bank or trust company (including a bank or trust company acting as Trustee), the provisions of the documents under which such common, collective or commingled trust fund or pooled investment fund are maintained shall govern any investment therein and provided further that prior to investing any portion of the Trust Fund for the first time in any such common, collective, or commingled trust fund, the Trustee shall advise the Company of its intent to make such an investment, and furnish to the Company any information it may reasonably request with respect to such common, collective, or commingled trust fund (other than a trust fund established by the Company), and provided further that the Trustee shall maintain separate records with respect to each other trust of the Trust Fund;

          (e) to vote stock and other voting securities personally or by proxy (and to delegate the Trustee's powers and discretion with respect to such stock or other voting securities to such proxy), to exercise subscription, conversion and other rights and options (and make payments from the Trust Fund in connection therewith), to take any action and to abstain from taking any action with respect to any reorganization, consolidation, merger, dissolution, recapitalization, refinancing and any other plan or change affecting any property constituting a part of the Trust Fund (and in connection therewith to delegate the Trustee's discretionary powers and pay assessments, subscriptions and other charges from the Trust Fund), to hold or register any property from time to time in the Trustee's name or in the name of a nominee or to hold it unregistered or in such form that title shall pass by delivery; and to borrow from anyone, including itself (to the extent permitted by law), such amounts from time to time as the Trustee considers desirable to carry out this Trust (and to mortgage or pledge all or part of the Trust Fund as security); to participate in any plan or reorganization, consolidation, merger, combination, liquidation, or other similar plan relating to any such property, and to consent to or oppose any such plan or any action thereunder, or any contract, lease, mortgage, purchase, sale, or other action by any corporation or other entity any of the securities of which may at any time be held in the Trust Fund, and to do any act with reference thereto;

          (f) to retain in cash such amounts as the Trustee considers advisable and as are permitted by applicable law, and to deposit any cash so retained in any depository (including any bank acting as Trustee) which the Trustee may select, provided such depository must have total capital and surplus of at least Fifty Million Dollars ($50,000,000);

          (g) when directed by the Company, and subject to Section 4.4(g), to apply for, pay premiums on, and maintain in force individual, ordinary or universal life insurance policies on the lives of Participants, which policies may contain provisions which the Company may approve or direct; to receive or acquire such policy or policies from the Company, but the Trustee may purchase a life insurance policy from a person other than the insurer which issues a policy only if the Trustee pays, transfers, or otherwise exchanges an amount no more than the cash surrender value of the policy or policies, and the policy or policies is (are) not subject to a mortgage or similar lien which the Trustee would be required to assume; to have with respect to such policy or policies any rights, powers, options, privileges, and benefits usually comprised in the term "incidents of ownership", and normally vested in an owner of such policy or policies to be exercised only pursuant to Company direction;

          (h)  to retain any property at any time received by it;

          (i) to sell, to exchange, to convey, to transfer, or to dispose of, and to grant options for the purchase or exchange with respect to it, any property at any time held by it, by public or private sale, for cash or on credit, or partly for cash and partly for credit;

          (j) to deposit any such property with any protective, reorganization, or similar committee; to delegate discretionary power to any such committee; and to pay part of the expenses and compensation of any such committee and any assessments levied with respect to any property so deposited;

          (k) to exercise any conversion privilege or subscription right available in connection with any such property, and to do any act with reference thereto, including the exercise of options, the making of agreements or subscription, and the payment of expenses, assessment or subscription, which may be deemed necessary or advisable in connection therewith, and to hold and retain any securities or other property which it may so acquire;

          (l) to extend the time of payment of any obligation held in the Trust Fund;

          (m) to enter into standby agreements for future investment, either with or without a standby fee;

          (n) to acquire, renew, or extend, or participate in the renewal or extension of any mortgage, and to agree to a reduction in the rate of interest on any indebtedness or mortgage or to any other modification or change in the terms of any indebtedness or mortgage, or of any guarantee pertaining thereto, in any manner and to any extent that may be deemed advisable for the protection of the Trust Fund or the preservation of any covenant or condition of any indebtedness or mortgage or in the performance of any guarantee, or to enforce any default in such manner and to such extent as may be deemed advisable; and to exercise and enforce any and all rights of foreclosure, to bid on any property in foreclosure, to take a deed in lieu of foreclosure with or without paying a consideration therefor, and in connection therewith to release the obligation on the bond secured by such mortgage; and to exercise and enforce in any action, suit or proceeding at law or in equity any rights or remedies in respect of any such indebtedness or mortgage or guarantee;

          (o) to make, execute, and deliver, as Trustee, any and all deeds, leases, notes, bonds, guarantees, mortgage, conveyance, contracts, waivers, releases, or other instruments in writing necessary or proper for the accomplishment of any of the foregoing powers;

          (p) to organize under the laws of any state one or more corporations, partnerships, or trusts for the purpose of acquiring and holding title to any property that it is authorized to acquire under this Trust, and to exercise with respect thereto any or all of the powers set forth in this Trust;

          (q) notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Section 301.7701-2 of the Procedure and Administrative Regulations promulgated under the IRC; and

          (r) generally to do all acts, whether or not expressly authorized, that the Trustee deems necessary or desirable for the protection of the Trust Fund, and to carry out the purposes of the Trust.

     5.3 Investment Managers. The Company may appoint one or more Investment Managers to direct the investment of any part or all of the assets of the Trust Fund by the Trustee. Appointment of an Investment Manager shall be made by written notice to the Investment Manager(s) and to the Trustee, which notice shall specify those powers, rights, and duties of the Trustee under this Trust that are allocated to the Investment Manager(s) and the portion of the assets of the Trust Fund subject to the Investment Manager(s). After it receives written notice of such appointment, the Trustee shall have no obligation or responsibility for those investment duties which are allocated to an Investment Manager. An Investment Manager so appointed pursuant to this paragraph shall be either a registered investment adviser under the Investment Advisers Act of 1940, a bank, as defined in said Act, or an insurance company qualified to manage, acquire and dispose of the assets of the Plans under the laws of more than one state of the United States. Any such Investment Manager shall acknowledge to the Company in writing that is accepts such appointment. The Trustee shall not be liable for any loss or diminution of any assets managed by an Investment Manager, including without limitation, any loss or diminution caused by any action or inaction taken or omitted by it at the direction of an Investment Manager. In addition, the Trustee shall not be liable for the diversification of any assets managed by Investment Managers of the Company, each of which shall be solely the responsibility of the Company. An Investment Manager may resign at any time upon written notice to the Trustee and the Company. The Company may remove an Investment Manager at any time by written notice to the Investment Manager and the Trustee.

     The Company may by written notice to the Trustee assume investment responsibility for any portion or all of the Trust assets. The Trustee shall have no responsibility for any investments or review of such investments and shall act with respect to such assets only as directed by the Company.

     5.4  Reserved.

     5.5 Single Fund. All assets of the Trust Fund and of each investment fund, and the income thereon, shall be held and invested as a single fund, and the Trustee shall not make any separate investment of the Trust Fund, or make any separate investment fund, for the account of any Participant or other General Creditors prior to receipt of directions to make payments to such Participant or other General Creditors in accordance with Article VI or Article
VII. All rights associated with assets of the Trust shall be exercised by Trustee or the person designated by Trustee, and shall in no event be exercisable by or rest with Participants.

VI.  PAYMENTS FROM THE TRUST

     6.1 Obligation of Trustee to Make Payments to Participants. The Trustee's obligation to distribute to any Participant out of the assets of the Trust Fund shall be limited to payment at such times and in such amounts as are properly in conformance with the provisions of Section 6.3. Payments to Participants pursuant to this Article VI shall be made by the Trustee to the extent that funds in the Trust Fund are sufficient for such purpose, and shall at all times be subject to the provisions of Article VII. In the event the Company determines that it will pay benefits directly to Participants as they become due under the terms of the Plan, the Company shall notify Trustee of its decision prior to the time amounts are payable to Participants.

     6.2 Obligation of the Company to Make Payments to Participants. Notwithstanding anything in the Trust to the contrary, the Company shall remain primarily liable to pay benefits under the Plan. Distributions to Participants from the Trust Fund shall discharge, reduce, and offset the Company's obligation to pay benefits to or on behalf of the Participant, to the extent of the distributions, with respect to the Plan. If the Company's obligation to pay a benefit under the Plan is not fully discharged, reduced, and offset by a distribution from the Trust, then the Company shall make the balance of each such benefit payment as it becomes due.

     6.3 Distributions to Participants. Distributions which shall be made from the Trust Fund to pay benefits in accordance with the Plan shall be initiated by:

          (a) written direction to the Trustee from the Plan Administrator, which direction shall certify that such distribution(s) is(are) in accordance with the Plan, and specify the timing, form, payee, and amount of such benefit payments, including any federal, state, or local income taxes to be withheld, and the Trustee shall make or commence the directed distributions after receipt of such written direction; or

          (b) by the submission to the Trustee by a Participant of a certified copy of the non-appealable order of an appropriate forum with jurisdiction to settle a claim for payment(s) under the Plan.

     6.4  Reserved.

     6.5 Insufficient Trust Fund Assets. If at any time the Trustee determines or is advised that the Trust Fund does not have sufficient assets to permit the Trustee to make a payment property directed pursuant to this Trust, including a payment provided for under Section 10.7 of this Trust, the Trustee shall pay any benefits due (if otherwise payable hereunder) to Participants on a pro rata basis as directed by the Plan Administrator, and the Company shall make the balance of such payments as they become due. If the Plan Administrator determines that the Trust Fund does not have sufficient funds to provide for the payment of all amounts otherwise payable to Participants (or their Beneficiary(ies)) from the Trust under the Plans, it shall notify the Company and the Trustee of the amount of the deficiency, and, within forty-five (45) days of such notice, the Company deposit in trust with the Trustee the additional amounts needed to make such payments. Upon receipt of such amount by the Trustee from the Company, proceeds shall first be used by the Trustee to pay any benefits previously due remaining unpaid, in the order in which they were due, pursuant to Plan Administrator instructions.

     6.6 Payment of Excess Assets to Company. Subject to Article VII, and except as otherwise provided in this Section and Section 6.8 hereof, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust Fund before payment of all benefits due or to become due have been made to Participants (or their Beneficiary(ies)) pursuant to the terms of the Plan. If, as of a Valuation Date, and based on the fair market value of the Trust Fund as determined by the Trustee in accordance with Section 4.3 hereof, the Trust Fund holds Excess Assets, then in the event the Trustee has received within ninety (90) days after the most recent Valuation Date a written request executed by the Company, the Trustee shall transfer to the Company, within thirty (30) days after the receipt of the request, and provided that a Potential Change of Control Period does not exist on the date of the transfer, such assets of the Trust Fund selected by the Company which have a fair market value equal to the amount of such Excess Assets, after converting such assets to cash if requested by the Company. Any payment of Excess Assets to the Company under this Section shall not discharge or release the Company of its obligation to make any contribution required under Article III (including the requirement of a Company contribution to the Trust upon the occurrence of a Potential Change of Control or a Change of Control), and its obligation to pay benefits to Participants under the Plan. Any payment of Excess Assets in accordance with this Section shall be subject to the provisions of Article VII.

     6.7 Company to Pay Withholding and Employment Taxes. Any amount paid to a Participant by the Trustee in accordance with this Article VI shall be reduced by the amount of taxes required to be withheld pursuant to Plan Administrator instructions, and the Trustee shall inform the Company of all amounts so withheld. The Company shall direct that the Trustee shall either

          (a) pay to the Company a sum equal to the amount of such taxes as are required to be withheld, whereupon the Company shall have full responsibility for the payment of all withholding taxes to the appropriate taxing authorities, or

          (b) pay such taxes directly to the appropriate taxing authorities for the benefit of the Company.

The Company shall be solely responsible for the payment of any employment taxes for which it is directly liable as a result of payments by the Trustee. The Company shall furnish each Participant with the appropriate tax information form evidencing payments under the Trust and the amount(s) thereof.

     6.8 Payment in Reversion to Company. Subject to Article VII, upon receipt of written certification from the Company that all obligations of the Company to Participants with respect to the Plan have been satisfied, and if the Trust Fund shall have any assets remaining, the Trustee shall distribute such remaining assets of the Trust Fund to the Company, after converting such assets to cash if requested by the Company, subject to the Trustee's right to retain such reasonable amount for compensation and expenses as provided in
Section 10.7. The Trust shall thereafter terminate as provided in Section 9.2.

     6.9  Reserved.

VII. PAYMENTS ON INSOLVENCY OF THE COMPANY

     7.1 No Security Interest. No Participant shall have any claim on or beneficial ownership interest in the Trust Fund before such assets are paid to the Participant, except as an unsecured creditor of the Company. The Company shall not create a security interest in the Trust Fund in favor of any Participant or any other General Creditor. At all times during the continuance of this Trust, as provided in this Article VII hereof, the principal and income of the Trust Fund shall be subject to the claims of General Creditors under federal and state law. If at any time the Trustee has received notice as provided below that Company is Insolvent, Trustee shall discontinue payments to Participants, and shall hold assets of the Trust Fund for the benefit of the Company's General Creditors, pursuant to the provisions of Section 7.3, with no preference whatsoever given claims of employees over claims of other unsecured creditors of the Company.

     7.2 Determination of Insolvency. Notwithstanding any other provisions of this Trust, the following provisions shall apply:

          (a) The Board of Directors and the Chief Executive Officer of the Company shall have the fiduciary duty and responsibility on behalf of General Creditors to notify the Trustee promptly in writing in the event the Company is Insolvent, and the Trustee shall have the right to rely thereon to the exclusion of all directions or claims for payment made thereafter by Participants.

          (b) If the Trustee has actual knowledge that the Company is Insolvent, the Trustee shall act in accordance with Section 7.3 hereof.

          (c) Unless the Trustee receives written notice from the Board of Directors or the Chief Executive Officer of the Company that the Company is Insolvent, or from a person claiming to be a General Creditor and claiming that the Company is Insolvent, the Trustee shall have no duty to inquire whether the Company is Insolvent. If the Trustee receives a written allegation from a person claiming to be a General Creditor that the Company is Insolvent, the Trustee's only duty of inquiry shall be to request that the Company's independent public accountants determine whether the Company is Insolvent, and shall suspend benefit payments pending such determination. If the Company's independent public accountants advise the Trustee that the Company is not Insolvent, it shall resume payments in accordance with this Trust. If the Trustee receives notice of the Company's Insolvency pursuant to this Section 7.2(c), it shall act in accordance with this Section and Section 7.3 hereof.

     7.3 Payments When Company Is Insolvent. Notwithstanding any other provision of this Trust to the contrary, if the Trustee has actual knowledge as described in 7.2(b), has been advised pursuant to 7.2(c) or receives actual notice described in Section 7.2(a) that the Company is Insolvent

          (a) by reason of Section 1.11(b), the Trustee shall suspend payments to Participants and shall notify Participants of the suspension, and shall hold the Trust Fund for the benefit of the General Creditors, and shall pay and deliver the entire amount of the Trust Fund only as a court competent jurisdiction, or duly appointed receiver or other person authorized to act by such court, may order or direct to make the Trust Fund available to satisfy the claims of the General Creditors (payments to Participants in accordance with the terms of the Plan may be resumed only pursuant to Section 7.4 hereof); or

          (b) by reason of Section 1.11(a), the Trustee shall suspend payments to Participants and shall notify Participants of the suspension, and shall
     (i) hold the Trust Fund for the benefit of General Creditors or (ii) pay over all or a portion of the Trust Fund to General Creditors if directed by the Company or an appropriate judicial forum.

Nothing in this Trust Agreement shall in any way diminish any rights of Participants to pursue their rights as unsecured creditors of Company with respect to benefits under the Plan, or otherwise.

7.4 Resumption of Duties after Insolvency. In the absence of notice of a Court order to the contrary, the Trustee shall resume all of its duties and responsibilities under the Trust, including payments to Participants if otherwise provided for herein, within thirty (30) days of the Trustee's receipt of a determination from the Company's independent public accounting firm that the Company is no longer Insolvent.

          (a) Trust Recovery of Payments to Creditors. In the event that amounts are paid from the Trust Fund to General Creditors of the Company, then as soon as practicable after the Company is no longer Insolvent, the Company shall deposit into the Trust Fund a sum to equal to the Funding Amount, determined as of the date the Company is no longer Insolvent, which date shall be a Valuation Date. The Company (or, after a Change of Control, the Company's independent public accountants) shall provide the Trustee with written certification of such Funding Amount. If the Funding Amount is not paid by the Company within ninety (90) days of the Trustee's receipt of such notice, the Trustee shall demand payment and the provisions of Section 3.5 shall apply.

          (b) Determination of Payment Amount; Resumption of Payments. Provided that there are sufficient assets of the Trust Fund, if Trustee discontinues the payment of benefits from the Trust pursuant to Section
     7.3 and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants under the terms of the Plan for the period of such discontinuance, as determined by the Plan Administrator, less the aggregate amount of any payments made to Participants by the Company in lieu of the payments provided for hereunder during any such period of discontinuance. If the Trustee suspends a payment to a Participant under this Section, and subsequently makes such payment, the payment shall include interest at the rate of interest per annum equal to the prime rate as published by NBD Bank for each day from the date of suspension to the date of payment, as calculated by the Plan Administrator.

     7.5  Reserved.

VIII. RESIGNATION OR REMOVAL OF TRUSTEE

     8.1 Resignation or Removal of Trustee. The Trustee may resign for any reason or for no reason and at any time by giving thirty (30) days prior written notice to the Company (or such shorter notice as may be agreed to by the Company and the Trustee). Subject to Section 8.2(b) hereof, the Company may remove the Trustee, for any reason and with or without cause, by giving thirty
(30) days prior written notice to the Trustee (or such shorter notice as may be agreed to by the Company and the Trustee).

     8.2 Successor Trustee. In the event of the resignation or removal of a Trustee, a successor Trustee shall be appointed. Any successor Trustee appointed pursuant to this Section must be a corporation which is not an affiliate of the Company and which is authorized under the laws of the United States or of any state to administer trusts and has at the time of its appointment total capital and surplus of at least Fifty Million Dollars ($50,000,000). The Company shall give notice of any such appointment to the retiring Trustee and the successor Trustee. A successor Trustee shall be appointed in accordance with the following provisions:

          (a) At any time prior to a Change of Control, a successor Trustee shall be appointed by the Company. If a Trustee should resign or be removed, and the Company does not notify the Trustee of the appointment of a successor Trustee within forty-five (45) days of its notice of its resignation or removal, then the Company shall be deemed to have failed to have appointed a successor Trustee, and the Trustee shall apply to a court of competent jurisdiction for appointment of a successor Trustee.

          (b) After the occurrence of a Change of Control, the Trustee who is the Trustee on the date of the Change of Control may be removed by the Company for three (3) years from the date of the Change of Control. If a Trustee resigns or is removed at any time after the date of a Change of Control, the Trustee shall apply to a court of competent jurisdiction for appointment of a successor Trustee.

Notwithstanding Section 8.1, no resignation by or removal of the Trustee shall be effective prior to the effective date of the appointment of a successor Trustee by the Company or a court of competent jurisdiction.

     8.3 Duties of Retiring and Successor Trustees. In the event of the resignation or removal of a Trustee, the retiring Trustee shall within thirty
(30) days after the effective date of resignation or removal furnish to the successor Trustee and the Company a final accounting of its administration of the Trust. A successor Trustee shall succeed to the right and title of the predecessor Trustee in the assets of the Trust Fund and the retiring Trustee shall deliver the property comprising the assets of the Trust Fund (less any unpaid fees and expenses of the retiring trustee) to the successor Trustee, together with any instruments of transfer, conveyance, assignment, and further assurance as the successor Trustee may reasonably require. All of the provisions of the Trust set forth herein with respect to the Trustee shall relate to each successor Trustee with the same force and effect as if such successor Trustee had been originally named as the Trustee hereunder. To the extent permitted by law, neither the Trustee nor the successor Trustee shall be liable for any act or failure to act, and shall not be required to examine the accounts, records, or acts of the other.

     8.4  Reserved.

IX.  AMENDMENT AND TERMINATION OF TRUST

     9.1 Amendment. Except as otherwise provided in Section 2.3 of this Trust, the Trust may be amended (but may not be not revoked unless all of the Company's obligations with respect to the Plan have been satisfied) in writing from time to time by delivery to the Trustee of such amendment executed by the Company, which amendment shall include the effective date of such amendment. Any amendment of the Trust may be made:

          (a) prior to a Change of Control, without limitation and in any manner and effective as of any date, including a retroactive effective date, if accompanied by the written certification that no Change of Control has occurred;

          (b) after a Change of Control, only if a period of three (3) years has elapsed since the Change of Control, and either:

               (1) such amendment is accompanied by the specific written consent to the amendment by Participants whose actuarial interests under the Plan, computed by the Company's independent public accountants as of the effective date of such amendment, represent at least 51% of the total of all actuarial interests under the Plan; or

               (2) such amendment is accompanied by the opinion of legal counsel satisfactory to the Trustee that the amendment is necessary for the purpose of conforming the Trust to any present or future federal or state law (including revenue laws) relating to trusts of this or similar nature, as such laws may be amended from time to time, and a certification that a copy of such notice and opinion of counsel has been delivered to each Participant.

No amendment shall conflict with the terms of the Plan subject to amendment, and no amendment may reduce the "Funding Amount" or the contribution requirements of Article III to less than 50% of the actual benefit obligation on the books of the Company; provided such amendment shall be effective prior to a Potential Change of Control or a Change of Control. No amendment shall operate to change the duties and liabilities of the Trustee without its consent, or make the Trust revocable after it has become irrevocable in accordance with Section 2.3 hereof unless the Company has satisfied all obligations it may have with respect to the Plan as of the date of such amendment. The Company and the Trustee shall execute such amendments of the Trust as shall be necessary to give effect to any amendment made in accordance with this Section.

     9.2 Termination. After all assets of the Trust Fund have been distributed by the Trustee to the Participants or their Beneficiaries in accordance with Article VI, the Trustee shall render an accounting, which shall be the final accounting, in the manner provided for in Section 4.3. Upon acceptance of the accounting by the Company, any assets remaining in the Trust Fund, after deduction of such reasonable amount for compensation and expenses as provided for in Section 10.7, shall be returned to the Company in the manner provided in Section 6.8, and the Trust shall terminate thereupon. The Trust and all the rights, titles, powers, duties, discretions and immunities imposed on or reserved to the Trustee and the Company, shall continue in effect until all assets of the Trust Fund have been distributed as provided herein.

     9.3  Reserved.

X.   GENERAL PROVISIONS

     10.1 Coordination with Plan. The responsibilities of the Trustee shall be governed solely by the terms of this Trust Agreement.

     10.2 Litigation. In any action or proceeding regarding the Trust, the Company, any assets of the Trust Fund, or the administration of the Trust, any creditors who are not parties to such action or proceedings and any other persons having or claiming to have a beneficial interest in the Trust shall not be necessary parties and shall not be entitled to any notice of process. Any final judgment which is not appealed or appealable and which may be entered in any such action or proceeding shall be binding and conclusive on the parties hereto and all persons having or claiming to have a beneficial interest in the Trust. Acceptance by a creditor of assets of the Trust Fund shall constitute a release of an equal amount of any obligations of the Company to such creditor.

     10.3 Trustee's Action Conclusive. The Trustee's exercise or non-exercise of its powers and discretion in good faith shall be conclusive on all persons. No one other than the Company shall be obliged to see to the application of any money paid or property delivered to the Trustee. The certificate of the Trustee that it is acting according to this Trust will fully protect all persons dealing with the Trustee.

     10.4 No Guarantee or Responsibility. Notwithstanding any other provision of this Trust to the contrary, the Trustee does not guarantee payment of any amount which may become due and payable to a Participant. The Trustee shall have no responsibility for the disclosure to Participants regarding the terms of the Plan or of this Trust, or for the validity thereof. The Trustee shall not be responsible for administrative functions under the Plan and shall have only such responsibilities under this Trust Agreement as specifically set forth herein. The Trustee will be under no liability or obligation to anyone with respect to any failure on the part of the Company, the Plan Administrator, the Company's independent public accounting firm, an Investment Manager, or a Participant to perform any of their respective obligations under the Plan or this Trust. The Trustee shall be fully protected in relying upon any notice or direction provided to it from any party in connection with the Trustee's duties hereunder which the Trustee in good faith believes to be genuine, and executed and delivered in accordance with this Trust. Nothing in this Trust shall be construed as requiring the Trustee to make any payment in excess of the amounts held in the Trust Fund at the time of such payment or otherwise to risk or expend its own funds.

     10.5 Liabilities Mutually Exclusive. Each of the Trustee and the Company shall be responsible only for its own acts or omissions.

     10.6 Indemnification. The Company agrees to indemnify to the extent permitted by law the Trustee and hold it harmless against Trustee's costs, expenses and liabilities (including, without limitation, attorneys' fees and expenses) arising out of or in connection with the performance of the Trustee's duties arising hereunder (but excluding costs arising as a result of the Trustee's bad faith or gross negligence in the performance of its responsibilities hereunder), and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, Trustee may obtain payment from the Trust. This Section shall survive the termination of the Trust.

     10.7 Expenses and Compensation. The Trustee shall be paid compensation by the Company in an amount agreed to by the Company and the Trustee. The Trustee shall be reimbursed by the Company for reasonable expenses incurred by it in the management and administration of this Trust Agreement, including the reasonable compensation of the Trustee's counsel and other agents; and if the Trustee is not timely reimbursed with respect to amounts due pursuant to this Section 10.7 (or in the case of expenses to be incurred pursuant to Section 3.5 hereof), the Trustee may charge such amounts against the Trust Fund. Any compensation or expenses so agreed upon or otherwise payable not paid by the Company on a timely basis may be charged to the Trust Fund no more frequently than quarter-annually upon notice to the Company.

     10.8      Reserved.

     10.9 Notice. Any notice to the Trustee or to the Company required or permitted under this Trust shall be duly and properly given and delivered if sent by certified United States mail, return receipt requested, to the Trustee at:

                                              The Northern Trust Company
                                              Attn: Trust Department
                                              Fifty South LaSalle Street
                                              Chicago, Illinois 60675


and to the Company at:

                                              The Detroit Edison Company
                                              Attn: Vice President and Treasurer
                                              2000 Second Street
                                              Detroit, Michigan 48226
or to such other address as the Trustee or the Company may specify by written notice to the other.

         10.10 Antiassignment Clause. Benefits payable to Participants and their Beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

         10.11 True and Correct Document. Any persons dealing with the Trustee may rely upon a copy of this Trust and any amendments thereto certified to be true and correct by the Trustee.

         10.12 Waiver of Notice. Any notice required under this Trust may be waived by the person entitled to such notice.

         10.13 Counterparts. This Trust may be executed in two or more counterparts, any one of which will be an original without reference to the others.

         10.14 Gender and Number. Words denoting the masculine gender shall include the feminine and neuter genders and the singular shall include the plural and the plural shall include the singular wherever required by the context.

         10.15 Successors. This Trust shall be binding on all persons entitled to payments hereunder and their respective heirs and legal representatives, and on the Company, the Trustee, and their respective successors.

         10.16 Severability. If any provision of this Trust is held to be illegal or invalid, such illegality or invalidity shall not affect the remaining provisions of this Trust, which shall be construed and enforced as if such illegal or invalid provisions had never been inserted herein.

         10.17 Applicable Law. The Trust shall be governed by and construed in accordance with the laws of the State of Michigan with respect to the Company's obligations and in accordance with the laws of the State of Illinois with respect to the Trustee's obligations and Trust Administration.

         IN WITNESS WHEREOF, the Company and the Trustee have caused this trust agreement to be signed by their duly authorized representatives, and have caused their respective seals to be hereunto affixed, as of the Effective Date.

                                   THE DETROIT EDISON COMPANY

                                   By  L.L. Loomans
                                      ------------------------
                                   Its
                                      ------------------------

                                   THE NORTHERN TRUST COMPANY
                                   as Trustee

                                   By
                                      ------------------------
                                   Its
                                      ------------------------

                                   EXHIBIT A

THE DETROIT EDISON COMPANY_IRREVOCABLE GRANTOR TRUST
FOR THE DETROIT EDISON COMPANY MANAGEMENT SUPPLEMENTAL
BENEFIT PLAN


The Company has established an Irrevocable Grantor Trust to pay benefits under the Management Supplemental Benefit Plan. A copy of such Plan, including any amendment(s), is attached hereto.

EXHIBIT B

THE DETROIT EDISON COMPANY IRREVOCABLE GRANTOR TRUST FOR
THE DETROIT EDISON COMPANY MANAGEMENT SUPPLEMENTAL
BENEFIT PLAN

PARTICIPANTS (as defined in the Trust)

                         as of December 31, 1995



Name       [Date of Birth]
--------   ---------------